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                                                                     EXHIBIT 3.6

                                   TITLE XXV(84)

                             CHOCTAW TORT CLAIMS ACT

                  IMMUNITY OF TRIBE AND TRIBAL EMPLOYEES ACTING

                      IN THEIR OFFICIAL CAPACITY FROM SUIT;

                        EXEMPTIONS; LIMITATIONS; WAIVERS


Section 25-1-1:            DEFINITIONS

         As used in this Title, the following terms shall have the meanings herein described unless the context otherwise requires:

                  A. "Claim" means any demand to recover damages from the Tribe, or an employee of the Tribe acting within the course and scope of his employment with the Tribe.

                  B. "Claimant" means any person seeking compensation under the provisions of this chapter, whether by administrative remedy or through the courts.

                  C. "Tribe" shall mean any office, business, or instrumentality of the Mississippi Band of Choctaw Indians, including but not limited to governmental offices, business entities, schools, commissions, boards, agencies or Tribal Enterprises.

                  D. "Employee" means an officer, employee, or servant of the Tribe, including elected or appointed officials and persons acting on behalf of the Tribe or its Divisions in any official capacity, temporarily or permanently, whether


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         (84) Tribal Ordinance 16-CCC added a Tort Claims Section to the
Choctaw Tribal Code on 1-19-2000.


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                           with or without compensation. The term "employee"
                           shall not mean a person or other legal entity while acting in the capacity of an independent contractor under contract to the Tribe.

                  E. "Injury" means death, injury to person, damage to, or loss of property or any other injury that a person may suffer that is actual, at law or in equity.

                  F. "Law" means all species of law, including but not limited to any and all constitutions, statutes, case law, common law, customary law, court order, court rule, court decisions, court opinion, court judgment or mandate, administrative rule or regulation, executive order, or principle or rule of equity therefor.

Section 25-1-2:            DECLARATION OF LEGISLATIVE INTENT

         1. The Tribal Council of the Mississippi Band of Choctaw Indians hereby finds and determines as a matter of public policy and does hereby declare, provide, and enact, and re-enact that the Tribe, is not now, has never been, and shall not be liable, and is, always has been, and shall continue to be immune from suit at law or in equity on account of any wrongful or tortious act or omission or breach of an implied or express term or condition of any warranty or contract, including but not limited to liable, slander, defamation, or any other tort, or any other claim sounding in contract, or any such act, omission, or break by any employee of the Tribe, notwithstanding that any such act, omission or breach constitutes or may be considered as the exercise or failure to exercise any duty, obligation or function of a governmental, proprietary, discretionary, or ministerial nature, or of a business nature, and notwithstanding that such act, omission or breach may or may not arise out of any activity, transaction or service for which any fee, charge, cost, or other consideration was received or expected to receive in exchange therefor.


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         2. The Tribal Council likewise finds and determines as a matter of public policy, and does hereby disclose, provide, and enact, and re-enact, that employees acting in their official capacity have always, and shall continue to be immune from suit at law or equity to the same extent as the Tribe. The Tribal Council further hereby provides and enacts that a tribal employee is acting in his official capacity if his acts are within the course and scope of his employment, as defined by law.

Section 25-1-3:            WAIVER OF IMMUNITY, COURSE AND SCOPE OF EMPLOYMENT,
                           PRESUMPTIONS

         1. Notwithstanding the immunity granted in Section 25-1-2, Choctaw Tribal Code, or the provisions of any other law to the contrary, the immunity of the Tribe for monetary damages arising out of the acts of the Tribe, or acts of employees of the Tribe, is hereby waived from and after January 29, 2000; provided, however, immunity of the Tribe in any such case shall be waived only to the extent of the maximum amount of liability provided for in
Section 25-1-8, Choctaw Tribal Code, and subject to the exemptions set forth in Section 25-1-5, Choctaw Tribal Code, and the limitations otherwise set forth in this Title.

         2. For purposes of this Title, an employee shall not be considered acting within the course and scope of his employment with the Tribe, if the employee's conduct constituted fraud, malice, libel, slander, defamation, or any criminal offense other than traffic violations; provided, however, that this listing shall not be considered exhaustive of the situations that may constitute action not within the scope of employment.

         3. For purposes of this Title, the employee who enters into a contract without authority shall not be considered acting within the course and scope of his employment.


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         4. For purposes of this Title and not otherwise, it shall be a rebuttable presumption that any act or omission of an employee within the time and place of his employment is within the course and scope of his employment.

         5. Notwithstanding any other provision of this Title, the Tribe shall not be liable for the acts of any tribal employee which were not within the course and scope of his employment with the Tribe.

Section 25-1-4:            EXCLUSIVENESS OF REMEDY

         1. The remedy provided by this Title against the Tribe is exclusive of any other civil action or civil proceeding by reason of the same subject matter against the Tribe, an employee of the Tribe acting within the course and scope of employment, or the estate of an employee of the Tribe for acts within the scope and course of employment of the employee, for the act or admission which gave rise to the claim or suit; and any claim made or suit filed against the Tribe, or an employee of the Tribe, to recover damages for any claim for which immunity has been waived under this chapter shall be brought only under the provisions of this chapter, notwithstanding the provisions to any other law to the contrary.

         2. An employee may be joined in an action against the Tribe, provided the employee is joined in a representative capacity if the act or admission complained of is one for which the governmental entity may be liable, but no employee shall be held personally liable for acts or omissions occurring within the course and scope of the employee's duties.

         3. From and after January 29, 2000, subject to the provisions of this chapter, the Tribe shall be responsible for providing a defense to its employees and for the payment of any judgment in any civil action or the settlement of any claim against an employee from any damages arising out of any act or omission within the course and scope of an employee's


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employment; provided, however, the provisions of this subsection shall not be construed to alter or relieve any indemnitor or insurer of any legal obligation to such employee or to the Tribe vicariously liable on account of or legally responsible for damages due to the allegedly wrongful error, omission, conduct, act or deed of any employee, and the Tribe's duty to indemnify and/or defend any such claim on behalf of an employee shall be secondary to the obligation of any such insurer or indemnitor, whose obligation shall be primary.

         4. The responsibility of the Tribe to provide a defense for its employee shall apply whether the claim is brought in a court of the Mississippi Band of Choctaw Indians, a court in any state, or a court of the United States.

         5. The responsibility of the Tribe to provide a defense for its employees is separate from the duty to indemnify. The Tribe may provide a defense without prejudicing any right to refuse indemnity.

         6. The Tribe shall be entitled to contribution or indemnification, or reimbursement for legal fees and expenses from its employee, if a court finds that the act or admission of the employee was outside the course and scope of his employment.

         7. The duty to defend and indemnify with regard to an employee of the Tribe as provided in this section shall continue after employment with the Tribe has been terminated, if the occurrence for which liability is alleged happened within the course and scope of the duty while the employee was in the employ of the Tribe.

         8. Nothing in this chapter shall enlarge or otherwise adversely affect the personal liability of an employee of the Tribe. The fact that the Tribe may relieve an employee from all necessary legal fees and expenses in any judgment arising from a civil lawsuit shall not under any circumstances be communicated to the trier of fact in a civil lawsuit.


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Section 25-1-5:            EXEMPTION FROM LIABILITY

         1. Neither the Tribe nor employees of the Tribe acting within the course and scope of their employment or duties shall be liable for any claim:

                  (a) Arising out of a legislative or judicial action or inaction, or administrative action or inaction of a legislative or judicial nature;

                  (b) Arising out of any act or omission of an employee of the Tribe exercising ordinary care in reliance upon, or in the execution or performance of, or in the failure to execute or perform, a statute, ordinance or regulation, whether or not the statute, ordinance or regulation be valid;

                  (c) Arising out of any act or omission of an employee of the Tribe engaged in the performance or execution of duties or activities relating to police or fire protection unless the employee acted in reckless disregard of the safety and well being of any person not engaged in criminal activity at the time of injury;

                  (d) Based upon the exercise or performance or the failure to exercise or perform a discretionary function or duty on the part of the Tribe or employee thereof, whether or not the discretion be abused;

                  (e) Arising out of an injury caused by adopting or failing to adopt a statute, ordinance or regulation;

                  (f) Which is limited or barred by the provisions of any other law;

                  (g) Arising out of the exercise of discretion in determining whether or not to seek or provide the resources necessary for the purchase of equipment, the construction or maintenance of facilities, the hiring of personnel and, in general, the provision of adequate governmental services;

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                  (h) Arising out of the issuance, denial, suspension or
revocation of, or the failure or refusal to issue, deny suspend or revoke any privilege, ticket, pass, permit, license, certificate, approval, order or similar authorization where the governmental entity or its employee is authorized by law to determine whether or not such authorization should be issued, denied, suspended or revoked unless such issuance, denial, suspension or revocation, or failure or refusal thereof;

                  (i) Arising out the assessment or collection of any tax or fee;

                  (j) Arising out of the detention of any goods or merchandise by any law enforcement officer, unless such detention is of a malicious or arbitrary and capricious nature;

                  (k) Arising out of the imposition or establishment of a quarantine, whether such quarantine relates to persons or property;

                  (l) Of any claimant who is an employee of the Tribe and whose injury is covered by the Workers' Compensation Law of any state or the Tribe;

                  (m) Of any claimant who at the time the claim arises is an inmate of any detention center, jail, workhouse, penal farm, penitentiary or other such institution, regardless of whether such claimant is or is not an inmate of any detention center, jail, workhouse, penal farm, penitentiary or other such institution when the claim is filed;

                  (n) Arising out of any work performed by a person convicted of a crime when the work is performed pursuant to any sentence or order of any court or pursuant to laws of any state or the Tribe authorizing or requiring such work;

                  (o) Arising out of any tortious act or omission made subject to the Federal Tort Claims Act 28 U.S.C. Section 2671 et. seq. by Public Law 101-512, as amended (set out as a note


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to 25 U.S.C. Section 450f;) or per 25 U.S.C. Section 450f(d), or by other
Federal law. In all such instances, the claimant(s)' exclusive remedy shall be under the Federal Tort Claims Act;

                  (p) Arising out of a plan or design for construction or improvements to public property, including but not limited to public buildings, highways, roads, streets, bridges, levees, dikes, dams, impoundments, drainage channels, diversion channels, harbors, ports, wharfs or docks, where such plan or design has been approved in advance of the construction or improvement by the legislative body or governing authority of a governmental entity or by some other body or administrative agency, exercising discretion by authority to give such approval, and where such plan or design is in conformity with engineering or design standards in effect at the time of preparation of the plan or design;

                  (q) Arising out of an injury caused solely by the effect of weather conditions on the use of streets and highways;

                  (r) Arising out of the lack of adequate personnel or facilities at a public hospital or tribal corrections facility if reasonable use of available appropriates has been made to provide such personnel or facilities;

                  (s) Arising out of loss, damage or destruction of property of a patient or inmate of a tribal institution;

                  (t) Arising out of any loss of benefits or compensation due under a program of public assistance or public welfare;

                  (u) Arising out of or resulting from riots, unlawful assemblies, unlawful public demonstrations, mob violence or civil disturbances;

                  (v) Arising out of an injury caused by a dangerous condition on property of the Tribe that was not caused by the negligent or other wrongful conduct of an employee of the


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governmental entity or of which the governmental entity did not have notice, either actual or constructive, and adequate opportunity to protect or warn against; provided, however, that the Tribe shall not be liable for the failure to warn of a dangerous condition which is obvious to one exercising due care;

                  (w) Arising out of the absence, condition, malfunction or removal by third parties of any sign, signal, warning device, illumination device, guardrail or median barrier, unless the absence, condition, malfunction or removal is not corrected by the tribal entity responsible for its maintenance within a reasonable time after actual or constructive notice;

                  (x) Arising out of the administration of corporal punishment or the taking of any action to maintain control and discipline of students at a tribal school by a teacher, assistant teacher, principal or assistant principal unless the teacher, assistant teacher, principal or assistant principal acted in bad faith or with malicious purpose or in a manner exhibiting a wanton and willful disregard of human rights or safety.

Section 25-1-6: STATUTE OF LIMITATIONS; NOTICE OF CLAIM REQUIREMENTS AND ADMINISTRATIVE EXHAUSTION

         1. Any person having a claim for injury arising under the provision of this Title against the Tribe or an employee of the Tribe acting within the course and scope of his employment shall be required, and hereby is required, to first make such claim with the Tribe by filing a Notice of Claim with the Attorney General of the Tribe within one (1) year after the date of the tortious, wrongful, or otherwise actionable conduct on which the liability phase of the action is based. The Notice of Claim shall be in writing, delivered in person or by registered or certified United States Mail. Every Notice of Claim shall contain a short and plain statement of the facts upon which the claim is based, including the circumstances which brought about the


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injury, the extent of the injury, the time and place the injury occurred, the names of all persons known to be involved, the amount of money damages sought, and the residence of the person making the claim at the time of the injury and at the time of the filing of the Notice. The Choctaw Attorney General shall have six (6) months to review and evaluate any such claims and make a recommendation to the Tribal Chief as to whether and on what terms settlement may be advisable. This administrative review period constitutes an administrative exhaustion procedure respecting tort claims within the meaning of Section 1-5-10 (2) (a), Choctaw Tribal Code.

         2. No lawsuit shall be filed upon any such claim until and unless the six (6) month administrative review period created by subsection 6.1 shall have expired and the other administrative exhaustion requirements of
Section 1-5-10, Choctaw Tribal Code have been satisfied.

         3. Within one (1) year next after the date of the tortious, wrongful or otherwise actionable conduct on which the liability phase of the action is based, and not after, any person having a claim for injury arising under the provisions of this chapter against the Tribe, or employees of the Tribe acting within the course and scope of their employment, may commence an action at law or in equity in the Choctaw Tribal Court; provided however, that this limitation period shall be tolled for thirty (30) days upon the filing of the Notice of Claim as required in Subsection 6.1. The limitations period provided herein shall control and shall be exclusive in all actions subject to and brought under the provisions of this Title, notwithstanding the nature of the claim, the label or other characterization the claimant may use to describe it, or the provisions of any statute of limitations which would otherwise govern the type of claim or legal theory if it were subject to or brought under the provisions of this chapter.


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Section 25-1-7:           JURISDICTION

         1. Jurisdiction for any suit brought under the provisions of this Title shall be only in the Choctaw Tribal Court. The Judge of the Tribal Court shall hear and determine, without a jury, any suit under the provisions of this Title. Appeals may be taken in the manner provided by the laws of the Mississippi Band of Choctaw Indians.

         2. No jury trials shall be permitted in any action seeking money damages on any tort claim where claimant relies upon this Act to overcome the sovereign immunity defense.

         3. The Tribal Chief and the Secretary/Treasurer of the Tribe, or their designee, upon concurrence of the Choctaw Attorney General, are hereby authorized to settle and compromise any tort claim duly noticed and filed hereunder which can be settled for not to exceed Twenty-five thousand dollars ($25,000.00) where the Tribal Chief and the Secretary/Treasurer of the Tribe determine such settlement to be in the best interest of the Tribe. Settlements for in excess of Twenty-five thousand dollars ($25,000.00) shall require approval of the Choctaw Tribal Council.

Section 25-1-8:           LIMITATION OF LIABILITY

         1. In any claim or suit for damages against the Tribe, or employees of the Tribe acting within the course and scope of their employment brought under the provisions of this Title, the liability shall not exceed the sum of $250,000 for actions arising from acts or omissions occurring on or after July 1, 1998, but before July 1, 2002; and $500,000 for actions arising on or after July 1, 2002.

         2. No judgment against the Tribe or employees of the Tribe for any act or omission for which immunity is waived under this Title shall include an award for exemplary or punitive


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damages, or for interest prior to judgment, or an award for attorneys' fees unless attorneys' fees are specifically authorized by law.

Section 25-1-9:           SAVINGS CLAUSE

         No provision of this Title shall be construed to abrogate, limit, or affect any waiver of sovereign immunity of the Tribe previously enacted by the Tribal Council, with regard to a particular act, occurrence, or transaction, nor shall this Title in any way limit or prohibit the Tribal Council from waiving the sovereign immunity of the Tribe at a date subsequent to the effective date of this Title with regard to a particular act, occurrence, or transaction, regardless if such later waiver is retroactive or prospective.


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